Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Second Quarter Earnings for 2014

•	Net earnings were $25.5 million for the second quarter of 2014, or $0.24 per diluted share.

•	Total loans and leases, net of deferred fees and discount on covered loans, increased by $218.1 million for the quarter, or 6.41%, principally due to the loans acquired from the American Security Bank merger.

•	Noninterest-bearing deposits increased by $273.6 million, or 10.17%, for the quarter and totaled $2.96 billion, or 52.62%, of total deposits.

Ontario, CA, July 23, 2014-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended June 30, 2014.

CVB Financial Corp. reported net income of $25.5 million for the second quarter of 2014, compared with $24.5 million for the second quarter of 2013. This represents a year-over-year increase of $1.0 million, or 4.16%. Diluted earnings per share were $0.24 for the second quarter of 2014, compared to $0.23 for the same period last year.

The allowance for loan losses was reduced by $7.6 million for the quarter. This follows a reduction of $7.5 million for the first quarter of 2014, $6.8 million for the fourth quarter of 2013, $3.8 million for the third quarter of 2013, $6.2 million for the second quarter of 2013, and zero provision for loan losses for the previous eight fiscal quarters.

On May 15, 2014, we announced the completion of our acquisition of American Security Bank (“ASB”). Our financial statements for the second quarter include 45 days of ASB operations, post-merger. At close, Citizens Business Bank acquired $247 million of loans, $44 million of investment securities, $193.6 million of noninterest-bearing deposits, and $378.2 million of total deposits.

Chris Myers, President and CEO of Citizens Business Bank, commented, “We are pleased to report solid earnings for the second quarter of 2014. The acquisition of ASB and the opening of our first business financial center location in San Diego are important steps in our expansion. Our loan pipeline strengthened throughout the quarter as our new business initiatives continued to gain momentum. Deposit growth remained robust and credit quality improved throughout the quarter, particularly in our dairy & livestock portfolio.”

Net income of $25.5 million for the second quarter of 2014 produced a return on beginning equity of 12.63%, a return on average equity of 12.48% and a return on average assets of 1.45%. The efficiency ratio for the second quarter of 2014 was 48.78%, compared to 46.85% for the second quarter of 2013.

Net income totaled $54.1 million for the six months ended June 30, 2014. This represented an increase of $8.1 million, or 17.50%, when compared with net income of $46.1 million for the same period of 2013. Diluted earnings per share were $0.51 for the six months ended June 30, 2014, compared to $0.44 for the same period of 2013. Net income for the six months ended June 30, 2014 produced a return on beginning equity of 14.15%, a return on average equity of 13.58% and a return on average assets of 1.58%. The efficiency ratio for the six months ended June 30, 2014 was 47.10%, compared to 48.55% for the six months ended June 30, 2013.

Interest income and fees on loans for the second quarter of 2014 totaled $43.6 million, which included $1.5 million of discount accretion from principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represented a decrease of $1.1 million, or 2.46%, when compared to total interest income on loans of $44.7 million for the first quarter of 2014, which included $1.7 million of SJB discount accretion, and a decrease of $1.4 million, or 3.15%, from the year ago quarter, which included $3.5 million of SJB discount accretion.

Noninterest income was $7.1 million for the second quarter of 2014, a decrease of $4.4 million over the first quarter of 2014 and a decrease of $645,000 over the second quarter of 2013. The quarter-over-quarter decrease was due to a $5.3 million pre-tax gain on the sale of a loan held-for-sale in the first quarter of 2014. The net decrease in the FDIC loss sharing asset was $1.5 million for the second quarter of 2014, compared to a $1.7 million net decrease for the first quarter of 2014. Noninterest income for the year-ago second quarter of 2013 included a $2.5 million net pre-tax gain on the sale of one OREO property and a $3.4 million net decrease in the FDIC loss sharing asset.

Noninterest expense for the second quarter of 2014 was $31.3 million, compared with $31.2 million for the first quarter of 2014 and $28.2 million for the second quarter of 2013. The quarter-over-quarter increase was due to additional merger related expenses of $638,000 in connection with our acquisition of American Security Bank. For the six months ended June 30, 2014, non-recurring acquisition related costs were $1.1 million. As a percentage of average assets, noninterest expense was 1.79%, compared to 1.87% for the first quarter of 2014 and 1.80% for the second quarter of 2013.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $57.2 million for the second quarter of 2014, an increase of $217,000 from $56.9 million for the first quarter of 2014 and an increase of $4.6 million from $52.6 million for the second quarter of 2013. Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.46% for the second quarter of 2014, compared to 3.60% for the first quarter of 2014, and 3.46% for the second quarter of 2013. Total average earning asset yields (excluding the discount on covered loans) decreased to 3.70% for the second quarter of 2014 from 3.87% for the first quarter of 2014 and 3.73% for the second quarter of 2013. Total cost of funds was 0.26% for the second quarter of 2014, compared to 0.28% for the first quarter of 2014. Cost of funds was 0.29% for the second quarter of 2013. During the first quarter of 2014, we had one non-performing commercial real estate loan that was paid in full, resulting in a $2.3 million increase in interest income. This positively impacted our net interest margin by approximately 15 basis points for the first quarter of 2014.

Income Taxes

Our effective tax rate for the six months ended June 30, 2014 was 36.5%, compared with 33.0% for the same period of 2013. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from approximately $1.1 million of enterprise zone tax credits in the first half of 2013, many of which have been eliminated in 2014.

Assets

The Company reported total assets of $7.42 billion at June 30, 2014. This represents an increase of $759.0 million, or 11.39%, from total assets of $6.66 billion at December 31, 2013. Earning assets of $7.02 billion at June 30, 2014 increased $692.0 million, or 10.94%, when compared with $6.32 billion at December 31, 2013. The increase in earning assets was primarily due to a $353.7 million increase in investment securities, a $71.0 million increase in total loans, and a $263.4 million increase in interest-earning deposits with the Federal Reserve Bank.

Total assets of $7.42 billion at June 30, 2014 increased $998.4 million, or 15.54%, from total assets of $6.43 billion at June 30, 2013. Earning assets totaled $7.02 billion at June 30, 2014, an increase of $952.2 million, or 15.70%, when compared with earning assets of $6.06 billion at June 30, 2013. The increase in earning assets was primarily due to a $585.7 million increase in investment securities, a $277.3 million increase in total loans, and a $98.3 million increase in interest-earning deposits with the Federal Reserve Bank. This was partially offset by an $18.4 million decrease in FHLB stock.

On May 15, 2014, we completed the acquisition of American Security Bank, a Newport Beach, CA headquartered regional bank with approximately $433 million in total assets and five branch locations throughout Orange County, San Bernardino County, and Los Angeles County. The increase in total assets at June 30, 2014 included approximately $240 million in acquired loans and $30 million in acquired investment securities.

Investment Securities

Investment securities were $3.02 billion at June 30, 2014, an increase of $353.7 million from $2.67 billion at December 31, 2013, and an increase of $585.7 million from $2.43 billion at June 30, 2013. As of June 30, 2014, we had a pre-tax unrealized gain of $41.5 million on our overall securities portfolio.

MBS totaled $2.09 billion at June 30, 2014, compared to $1.75 billion at December 31, 2013. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one Alt-A bond, with a carrying value of $1.6 million as of June 30, 2014, which has had $1.9 million in net other-than-temporary impairment (“OTTI”) loss to date since it was purchased in early 2008. No additional OTTI was recorded for the quarter ended June 30, 2014.

Our municipal securities, totaling $587.9 million, are located in 29 states, and approximately $29.0 million, or 4.9%, are located within the state of California. Our largest concentrations of holdings are in Michigan at 12.8%, New Jersey at 11.1% and Texas at 9.1%. All municipal bond securities are performing.

In the second quarter of 2014, we purchased $276.4 million of MBS with an average yield of 2.14%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $19.7 million in municipal securities with an average tax-equivalent yield of 3.85%.

Loans

Total loans and leases, net of deferred fees and discount on covered loans, of $3.62 billion at June 30, 2014 increased by $71.0 million, or 2.00%, from $3.55 billion at December 31, 2013. Quarter-over-quarter, non-covered loans increased by $224.7 million, and covered loans decreased by $6.6 million. The increase in total loans included approximately $240 million of loans acquired from ASB. The $224.7 million quarter-over-quarter increase in non-covered loans was principally due to increases of $206.8 million in commercial real estate loans, $23.7 million in commercial and industrial loans, and $16.6 million in construction loans. The overall increase in non-covered loans was partially offset by a $32.9 million decrease in dairy & livestock and agribusiness loans.

Total loans and leases, net of deferred fees and discount on covered loans, of $3.62 billion at June 30, 2014, increased by $277.3 million, or 8.29%, from $3.34 billion at June 30, 2013. Non-covered loans increased by $312.4 million year-over-year, while covered loans declined by $35.1 million.

Deposits & Customer Repurchase Agreements

Deposits of $5.63 billion and customer repurchase agreements of $611.5 million totaled $6.24 billion at June 30, 2014. This represents an increase of $706.9 million, or 12.77%, when compared with total deposits and customer repurchase agreements of $5.53 billion at December 31, 2013. Deposits and customer repurchase agreements increased by $916.8 million, or 17.22%, when compared with $5.32 billion in total deposits and customer repurchase agreements reported at June 30, 2013.

Noninterest-bearing deposits were $2.96 billion at June 30, 2014, an increase of $399.2 million, or 15.57%, compared to $2.56 billion at December 31, 2013, and an increase of $443.3 million, or 17.60%, when compared to June 30, 2013. At June 30, 2014, noninterest-bearing deposits were 52.62% of total deposits, compared to 52.41% at December 31, 2013 and 52.13% at June 30, 2013.

Our average cost of total deposits was 0.09% for the quarter ended June 30, 2014, compared to 0.10% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarter ended June 30, 2014, compared to 0.12% for the same period of 2013.

FHLB Advances, Other Borrowings and Debentures

We had $199.3 million in FHLB advances at June 30, 2014, compared to $199.2 million at December 31, 2013 and $199.1 million at June 30, 2013.

At June 30, 2014, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2013 and June 30, 2013.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy and ongoing Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for loan losses decreased to $61.0 million at June 30, 2014, compared to $68.7 million at March 31, 2014 and $75.2 million at December 31, 2013. The quarter-over-quarter decrease was primarily due to a $7.6 million reduction in the allowance for loan losses for the second quarter of 2014, principally due to improved credit quality. The allowance for loan losses was 1.75%, 2.11%, 2.22%, 2.46%, and 2.70% of total non-covered loans and leases outstanding at June 30, 2014, March 31, 2014, December 31, 2013, September 30, 2013, and June 30, 2013, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR’s”), were $44.0 million at June 30, 2014, or 1.26% of total loans. This compares to nonperforming loans of $40.2 million, or 1.23% of total loans, at March 31, 2014 and $40.0 million, or 1.18% of total loans, at December 31, 2013. The $44.0 million in nonperforming loans at June 30, 2014 are summarized as follows: $14.9 million in commercial real estate, $9.8 million in commercial construction, $7.0 million in commercial and industrial, $6.7 million in SFR mortgage loans, $5.1 million in dairy & livestock and agribusiness, and $470,000 in other loans. The $3.8 million increase in nonperforming loans quarter-over-quarter was due to $5.5 million in nonperforming loans acquired as a result of the ASB acquisition.

We had $6.5 million in OREO at June 30, 2014, December 31, 2013, and June 30, 2013. As of June 30, 2014, we had six OREO properties compared with two OREO properties at December 31, 2013. During the first half of 2014, we acquired three OREO properties and added two additional properties. We sold one property with a carrying value of $1.9 million, realizing a net gain on sale of $98,000.

At June 30, 2014, we had loans delinquent 30 to 89 days of $2.3 million. This compares to $3.3 million at December 31, 2013, and $1.6 million at June 30, 2013. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.07% at June 30, 2014, 0.10% at December 31, 2013, and 0.05% at June 30, 2013. All loans delinquent 90 days or more were categorized as nonperforming.

At June 30, 2014, we had $61.9 million in performing TDR loans, compared to $66.4 million in performing TDR loans at March 31, 2014 and $67.0 million in performing TDR loans at December 31, 2013. In terms of the number of loans, we had 42 performing TDR loans at June 30, 2014, 44 performing TDR loans at March 31, 2014, and 47 performing TDR loans at December 31, 2013.

Nonperforming assets, defined as non-covered nonaccrual loans and other real estate owned, totaled $50.5 million at June 30, 2014, $46.4 million at December 31, 2013, and $59.9 million at June 30, 2013.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2014, classified loans totaled $156.8 million, compared to $219.0 million at March 31, 2014 and $245.6 million at December 31, 2013. The $62.2 million quarter-over-quarter reduction in classified loans was primarily due to decreases of $34.0 million in our classified dairy & livestock portfolio and $29.3 million in our classified commercial real estate portfolio.

San Joaquin Bank Asset Quality (Covered loans)

At June 30, 2014, we had $148.2 million of gross loans remaining from SJB with a carrying value of $138.7 million, compared to $156.5 million of gross loans at March 31, 2014 with a carrying value of $145.3 million. We had $173.1 million of gross loans from SJB with a carrying value of $160.3 million at December 31, 2013. Of the gross loans, we had $12.9 million in nonperforming loans as of June 30, 2014, or 8.71%, compared to $18.5 million in nonperforming loans at December 31, 2013, or 10.70%. We had two properties in OREO totaling $655,000 at June 30, 2014, compared to two properties totaling $504,000 at March 31, 2014 and December 31, 2013. For the six months ended June 30, 2014, there was one addition to OREO totaling $340,000. During the first half of 2014, we sold one property with a carrying value of $189,000.

CitizensTrust

CitizensTrust had approximately $2.46 billion in assets under management and administration, including $1.86 billion in assets under management, as of June 30, 2014. Revenues were $2.2 million for the second quarter of 2014 and $4.1 million for the first six months of 2014, unchanged from the same periods in 2013. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $7.42 billion. Citizens Business Bank serves 44 cities with 43 Business Financial Centers, six Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Our Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, July 24, 2014 to discuss the Company’s second quarter 2014 financial results.

To listen to the conference call, please dial (877) 891-1089. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 8, 2014 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10048416.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Our Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets and charge-offs; the cost or effect of acquisitions or dispositions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rate or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by users; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company key systems and applications; changes in consumer spending, borrowing and savings habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local business conditions; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard- setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal, compliance and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update, any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2014	December 31, 2013	June 30, 2013
Assets
Cash and due from banks	$134,874	$88,776	$111,292
Interest-earning balances due from Federal Reserve	269,309	5,917	170,976

Total cash and cash equivalents	404,183	94,693	282,268

Interest-earning balances due from depository institutions	79,311	70,000	70,000
Investment securities available-for-sale	3,017,490	2,663,642	2,431,581
Investment securities held-to-maturity	1,650	1,777	1,909
Investment in stock of Federal Home Loan Bank (FHLB)	26,852	32,331	45,216

Non-covered loans held-for-sale	—	3,667	—
Loans and lease finance receivables, excluding covered loans	3,482,231	3,385,916	3,169,815
Allowance for loan losses	(60,974)	(75,235)	(85,457)

Net loans and lease finance receivables	3,421,257	3,310,681	3,084,358

Covered loans and lease finance receivables, net	138,696	160,315	173,843
Premises and equipment, net	36,014	32,831	34,211
Bank owned life insurance	124,329	123,168	122,055
Intangibles	3,048	2,261	2,514
Goodwill	74,762	55,097	55,097
FDIC loss sharing asset	996	4,764	10,647
Other assets	95,405	109,740	111,857

TOTAL ASSETS	$7,423,993	$6,664,967	$6,425,556

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,962,146	$2,562,980	$2,518,886
Investment checking	368,183	305,087	287,954
Savings and money market demand	1,599,854	1,341,024	1,322,122
Time deposits	699,163	681,540	703,360

Total deposits	5,629,346	4,890,631	4,832,322

Customer repurchase agreements	611,459	643,251	491,641
FHLB advances	199,342	199,206	199,070
Other borrowings	—	69,000	—
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	56,430	3,533	67,483
Other liabilities	60,883	61,685	57,192

Total liabilities	6,583,234	5,893,080	5,673,482

Stockholders’ Equity:
Stockholders’ equity	816,702	781,217	748,057
Accumulated other comprehensive income, net of tax	24,057	(9,330)	4,017

Total stockholders’ equity	840,759	771,887	752,074

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,423,993	$6,664,967	$6,425,556

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Assets:
Cash and due from banks	$98,825	$102,576	$98,169	$102,200
Interest-earning balances due from Federal Reserve	213,048	136,912	206,190	79,875

Total cash and cash equivalents	311,873	239,488	304,359	182,075
Interest-earning balances due from depository institutions	75,055	70,000	72,542	70,000
Investment securities available-for-sale	2,842,817	2,320,714	2,741,340	2,368,244
Investment securities held-to-maturity	1,679	1,916	1,708	1,946
Investment in stock of Federal Home Loan Bank (FHLB)	26,264	48,321	28,981	52,306

Non-covered loans held-for-sale	—	—	182	37
Loans and lease finance receivables, excluding covered loans	3,365,394	3,155,010	3,341,283	3,176,095
Allowance for loan losses	(68,728)	(91,812)	(72,271)	(92,034)

Net loans and lease finance receivables	3,296,666	3,063,198	3,269,012	3,084,061

Covered loans and lease finance receivables, net	141,789	173,284	147,764	176,791
Premises and equipment, net	34,144	34,675	33,362	34,949
Intangibles	2,629	2,713	2,424	2,931
Goodwill	65,253	55,097	60,203	55,097
Bank owned life insurance	124,002	120,756	123,683	120,376
FDIC loss sharing asset	1,657	13,334	2,996	15,348
Other assets	111,546	137,942	116,181	144,710

TOTAL ASSETS	$7,035,374	$6,281,438	$6,904,737	$6,308,871

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,735,042	$2,399,930	$2,657,203	$2,361,498
Interest-bearing	2,558,416	2,302,646	2,467,980	2,324,069

Total deposits	5,293,458	4,702,576	5,125,183	4,685,567

Customer repurchase agreements	627,066	510,718	676,097	522,291
FHLB advances	199,317	199,045	199,283	199,011
Other borrowings	100	2,572	2,597	14,546
Junior subordinated debentures	25,774	26,680	25,774	36,780
Payable for securities purchased	18,073	5,118	19,811	9,924
Other liabilities	52,300	54,588	51,882	63,425

Total liabilities	6,216,088	5,501,297	6,100,627	5,531,544

Stockholders’ equity:
Stockholders’ equity	814,034	745,918	806,029	738,659
Accumulated other comprehensive income, net of tax	5,252	34,223	(1,919)	38,668

Total stockholders’ equity	819,286	780,141	804,110	777,327

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,035,374	$6,281,438	$6,904,737	$6,308,871

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Loans and leases, including fees	$42,091	$41,519	$85,040	$83,173
Accretion on acquired covered loans	1,467	3,456	3,174	7,849

Total loans and leases, including fees	43,558	44,975	88,214	91,022

Investment securities:
Taxable	11,686	5,431	21,965	12,178
Tax-advantaged	5,186	5,511	10,464	11,052

Total inlvestment income	16,872	10,942	32,429	23,230
Dividends from FHLB stock	526	467	1,130	810
Federal funds sold and interest-earning deposits with other institutions	260	209	505	344

Total interest income	61,216	56,593	122,278	115,406

Interest expense:
Deposits	1,222	1,158	2,408	2,399
Borrowings and junior subordinated debentures	2,835	2,840	5,769	5,823

Total interest expense	4,057	3,998	8,177	8,222

Net interest income before provision for loan losses	57,159	52,595	114,101	107,184
Provision for loan losses	(7,600)	(6,200)	(15,100)	(6,200)

Net interest income after provision for loan losses	64,759	58,795	129,201	113,384
Noninterest income:
Service charges on deposit accounts	3,905	4,145	7,733	7,971
Trust and investment services	2,133	2,072	4,058	4,077
Gain on sale of loans held-for-sale	0	0	5,330	—
Gain on sale of investment securities, net	0	0	0	2,094
Decrease in FDIC loss sharing asset, net	(1,467)	(3,444)	(3,174)	(7,467)
Gain on OREO, net	130	2,568	135	3,132
Other	2,349	2,354	4,466	4,633

Total noninterest income	7,050	7,695	18,548	14,440

Noninterest expense:
Salaries and employee benefits	18,614	17,088	38,031	34,388
Occupancy and equipment	3,676	3,565	7,401	7,247
Professional services	1,646	1,387	3,010	2,983
Amortization of intangible assets	193	437	315	875
OREO expense	113	33	138	363
Other	7,082	5,738	13,586	13,190

Total noninterest expense	31,324	28,248	62,481	59,046

Earnings before income taxes	40,485	38,242	85,268	68,778
Income taxes	15,001	13,776	31,123	22,697

Net earnings	$25,484	$24,466	$54,145	$46,081

Basic earnings per common share	$0.24	$0.23	$0.51	$0.44

Diluted earnings per common share	$0.24	$0.23	$0.51	$0.44

Cash dividends declared per common share	$0.10	$0.10	$0.200	$0.185

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income - (tax-effected) (te)	$63,122	$58,618	$126,114	$119,463
Interest expense	4,057	3,998	8,177	8,222

Net interest income - (te)	$59,065	$54,620	$117,937	$111,241

Return on average assets, annualized	1.45%	1.56%	1.58%	1.47%
Return on average equity, annualized	12.48%	12.58%	13.58%	11.95%
Efficiency ratio [1]	48.78%	46.85%	47.10%	48.55%
Noninterest expense to average assets, annualized	1.79%	1.80%	1.82%	1.89%
Yield on average earning assets (te)	3.80%	3.98%	3.89%	4.07%
Yield on average earning assets (te) excluding discount on covered loans	3.70%	3.73%	3.78%	3.78%
Cost of deposits	0.09%	0.10%	0.09%	0.10%
Cost of deposits and customer repurchase agreements	0.11%	0.12%	0.11%	0.12%
Cost of funds	0.26%	0.29%	0.27%	0.30%
Net interest margin (te)	3.55%	3.71%	3.63%	3.78%
Net interest margin (te) excluding discount on covered loans	3.46%	3.46%	3.53%	3.50%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	105,250,838	104,641,187	105,221,723	104,602,540
Diluted	105,754,602	104,914,417	105,773,824	104,859,716
Dividends declared	$10,580	$10,502	$21,188	$19,414
Dividend payout ratio [2]	41.52%	42.92%	39.13%	42.13%

[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	105,799,073	104,977,966
Book value per share	$7.95	$7.16
Tangible book value per share	$7.21	$6.62

	June 30,
(Non-covered loans)	2014	2013
Nonperforming assets:
Nonaccrual loans	$16,573	$26,854
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	27,397	26,497
Other real estate owned (OREO), net	6,539	6,524

Total nonperforming assets	$50,509	$59,875

Troubled debt restructured performing loans	$61,878	$61,566

Percentage of nonperforming assets to total loans outstanding and OREO	1.45%	1.89%
Percentage of nonperforming assets to total assets	0.68%	0.93%

Allowance for loan losses to nonperforming assets	120.72%	142.73%

	Six Months Ended June 30,
	2014	2013
Allowance for loan losses:
Beginning balance	$75,235	$92,441
Total charge-offs	(925)	(1,315)
Total recoveries on loans previously charged-off	1,764	531

Net (charge-offs) recoveries	839	(784)
(Recapture of) provision for loan losses	(15,100)	(6,200)

Allowance for loan losses at end of period	$60,974	$85,457

Net charge-offs (recoveries) to average loans	-0.02%	0.02%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2014		2013		2012
Quarter End	High	Low	High	Low	High	Low
March 31,	$17.08	$14.23	$12.30	$10.42	$11.97	$9.99
June 30,	$16.42	$13.77	$11.99	$10.29	$11.92	$10.16
September 30,			$13.77	$11.65	$12.95	$11.35
December 31,			$17.48	$13.28	$12.17	$9.43

Quarterly Consolidated Statements of Earnings

	2Q	1Q	4Q	3Q	2Q
	2014	2014	2013	2013	2013
Interest income
Loans, including fees	$43,558	$44,656	$43,956	$44,653	$44,975
Investment securities and other	17,658	16,406	15,337	13,421	11,618

Total interest income	61,216	61,062	59,293	58,074	56,593

Interest expense
Deposits	1,222	1,186	1,260	1,228	1,158
Other borrowings	2,835	2,934	2,924	2,873	2,840

Total interest expense	4,057	4,120	4,184	4,101	3,998

Net interest income before provision for loan losses	57,159	56,942	55,109	53,973	52,595
Provision for loan losses	(7,600)	(7,500)	(6,800)	(3,750)	(6,200)

Net interest income after provision for loan losses	64,759	64,442	61,909	57,723	58,795

Noninterest income	7,050	11,498	5,890	4,957	7,695
Noninterest expense	31,324	31,157	29,268	25,714	28,248

Earnings before income taxes	40,485	44,783	38,531	36,966	38,242
Income taxes	15,001	16,122	13,243	12,727	13,776

Net earnings	$25,484	$28,661	$25,288	$24,239	$24,466

Basic earning per common share	$0.24	$0.27	$0.24	$0.23	$0.23
Diluted earnings per common share	$0.24	$0.27	$0.24	$0.23	$0.23

Cash dividends declared per common share	$0.100	$0.100	$0.100	$0.100	$0.100

Cash dividends declared	$10,580	$10,608	$10,544	$10,511	$10,502

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
Commercial and industrial	$531,603	$509,235	$533,253	$531,391	$549,776
Real estate:
Commercial real estate	2,527,632	2,326,103	2,348,656	2,273,704	2,163,034
Construction	59,477	42,906	47,753	48,309	47,372
SFR mortgage	187,219	190,204	189,546	192,457	180,438
Dairy & livestock and agribusiness	180,462	214,011	300,292	265,297	264,663
Municipal lease finance receivables	78,934	81,041	89,106	99,188	105,246
Consumer and other loans	74,501	59,288	59,648	57,988	58,811

Gross loans	3,639,828	3,422,788	3,568,254	3,468,334	3,369,340
Less:
Purchase accounting discount on covered loans	(9,476)	(11,153)	(12,789)	(14,529)	(17,526)
Deferred loan fees, net	(9,425)	(8,763)	(9,234)	(9,119)	(8,156)
Allowance for loan losses	(60,974)	(68,725)	(75,235)	(80,713)	(85,457)

Net loans	$3,559,953	$3,334,147	$3,470,996	$3,363,973	$3,258,201

Non-covered loans, net	$3,421,257	$3,188,834	$3,310,681	$3,200,639	$3,084,358
Covered loans, net	138,696	145,313	160,315	163,334	173,843

Net loans	$3,559,953	$3,334,147	$3,470,996	$3,363,973	$3,258,201

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

(Non-Covered Loans)

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Nonperforming loans:
Commercial and industrial	$6,969	$4,821	$3,861	$3,734	$5,012
Real estate:
Commercial real estate	14,866	11,852	12,410	17,829	18,610
Construction	9,767	9,867	9,966	10,368	10,494
SFR mortgage	6,765	7,868	7,577	10,421	11,423
Dairy & livestock and agribusiness	5,133	5,397	5,739	6,973	7,655
Consumer and other loans	470	397	401	159	157

Total	$43,970	$40,202	$39,954	$49,484	$53,351

% of Total gross loans	1.26%	1.23%	1.18%	1.51%	1.68%

Past due 30-89 days:
Commercial and industrial	$1,205	$—	$993	$417	$373
Real estate:
Commercial real estate	732	520	523	1,015	1,251
Construction	—	—	—	—	—
SFR mortgage	161	432	1,708	—	—
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	168	8	75	255	8

Total	$2,266	$960	$3,299	$1,687	$1,632

% of Total gross loans	0.07%	0.03%	0.10%	0.05%	0.05%

OREO:
Commercial and industrial	$1,638	$—	$—	$—	$—
Real estate:
Commercial real estate	—	—	—	—	—
Construction	4,901	6,475	6,475	6,524	6,524
SFR mortgage	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	$6,539	$6,475	$6,475	$6,524	$6,524

Total nonperforming, past due, and OREO	$52,775	$47,637	$49,728	$57,695	$61,507

% of Total gross loans	1.52%	1.46%	1.47%	1.76%	1.94%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended June 30, 2014, and 2013 include a yield adjustment of $1.5 million, and $3.5 million, respectively. Net interest income for the six months ended June 30, 2014, and 2013 include a yield adjustment of $3.2 million, and $7.8 million, respectively. These yield adjustments relate to discount accretion on covered loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended June 30,
(Dollars in thousands)	2014			2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,666,046	$63,122	3.80%	$5,906,157	$58,618	3.98%
Discount on acquired covered loans	10,801	(1,467)		20,013	(3,456)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,676,847	$61,655	3.70%	$5,926,170	$55,162	3.73%

Net interest income and net interest margin (te)		$59,065	3.55%		$54,620	3.71%
Yield adjustment to interest income from discount accretion on acquired covered loans		(1,467)			(3,456)

Net interest income and net interest margin (te), excluding yield adjustment		$57,598	3.46%		$51,164	3.46%

	Six Months Ended June 30,
(Dollars in thousands)	2014			2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,539,990	$126,114	3.89%	$5,925,294	$119,463	4.07%
Discount on acquired covered loans	11,744	(3,174)		22,033	(7,849)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,551,734	$122,940	3.78%	$5,947,327	$111,614	3.78%

Net interest income and net interest margin (te)		$117,937	3.63%		$111,241	3.78%
Yield adjustment to interest income from discount accretion on acquired covered loans		(3,174)			(7,849)

Net interest income and net interest margin (te), excluding yield adjustment		$114,763	3.53%		$103,392	3.50%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2014, and 2013.

	June 30,
	2014	2013
	(Dollars in thousands)
Stockholders’ equity	$840,759	$752,074
Less: Goodwill	(74,762)	(55,097)
Less: Intangible assets	(3,048)	(2,514)

Tangible book value	$762,949	$694,463
Common shares issued and outstanding	105,799,073	104,977,966

Tangible book value per share	$7.21	$6.62